                                                                      EXHIBIT 21
                                                                      ----------

                         SUBSIDIARIES OF THE REGISTRANT

                                                 Jurisdiction
       Subsidiaries (a)                          of Incorporation
       ------------                              ----------------


Abercrombie & Fitch Service Corporation (b)      Delaware
Abercrombie & Fitch Stores, Inc. (b)             Delaware


(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of January 31, 1998.

(b) Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the registrant.